Exhibit 99.2

BrainStorm Cell Therapeutics to Conduct Phase 2 Multi-Dose NurOwn® Trial in ALS at Hadassah Medical Center

Hackensack, NJ and Petach Tikvah, Israel – January 11, 2016 – BrainStorm Cell Therapeutics Inc. (Nasdaq: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today that it has entered into a collaborative agreement with Hadassah Medical Center in Jerusalem, Israel, to conduct the planned multi dose Phase 2 trial with NurOwn® in Amyotrophic Lateral Sclerosis (ALS).

This Phase 2 multi dose study will be BrainStorm's third clinical trial conducted at Hadassah and is designed to provide guidance in preparing a Phase 3 program for NurOwn® stem cell based therapy in ALS. The trial is expected to enroll up to 24 patients who will receive three consecutive stem cell transplantations in order to explore the safety and efficacy of a multi dose treatment. Commencement of the trial is subject to approval by both Hadassah's Helsinki Committee(1) and the Israeli Ministry of Health.

The agreement was signed with Hadassah, through its technology transfer company Hadasit Medical Research Services and Development Co. Ltd. The Principal Investigator will be Professor Dimitrios Karussis, MD, PhD, Head of the Unit of Neuroimmunology and Cell Therapies at Hadassah's Department of Neurology, who served as Principal Investigator in Brainstorm’s prior ALS studies.

“NurOwn has generated promising clinical data in ALS and has the potential to offer a new approach for the treatment of patients afflicted with this disease,” stated Professor Karussis. “We are excited to be collaborating with BrainStorm to advance this product to the next phase of development and the application of stem cell therapies in similar neurological diseases in general.”

“Evaulating multiple doses with NurOwn is an important next step in our efforts to understand the treatment effect of this investigative medicine,” stated Chaim Lebovits, CEO of Brainstorm. “We are pleased to continue our partnership with Hadassah Medical Center, which has long maintained a reputation for excellence in the treatment of neurological disorders.”

Conference Call, Monday, January 11, 2016 at 10:45am ET/7:45am PT

BrainStorm would like to remind investors that it will be providing a corporate update via conference call today, Monday, January 11th, during which Chaim Lebovits and Professor Karussis MD, PhD, of the department of Neurology at Hadassah Medical Center in Jerusalem will discuss various important developments including this new trial. Details of the call are as follows:

Dial in (U.S.)	888-417-8516
Dial in (international)	719-325-2329
Passcode:	4554467

Webcast: http://public.viavid.com/player/index.php?id=117574

Replays, Available through January 25, 2016

Dial in (U.S.)	877-870-5176
Dial in (international)	858-384-5517

1) The Helsinki Committee reviews research proposals for clinical experiments on humans, and is charged with providing their approval in accordance with standard guidelines. The committee performs a similar role as an Institutional Review Board (IRB) in the United States.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. NurOwn® has been administered to over 30 patients with ALS in clinical trials conducted in Israel, and is currently being studied in a randomized, double-blind, placebo-controlled clinical trial in the United States. For more information, visit the company's website at www.brainstorm-cell.com.

About Hadasit

Hadasit, the Technology Transfer Company of Hadassah Medical Organization (HMO) in Jerusalem, promotes and commercializes HMO's continuously generated intellectual property and Research & Development capabilities. IP generated by HMO has already gained global recognition due to Hadasit's successful enterprising of Hadassah's biomedical technology, including novel therapeutics, diagnostics and medical devices. Hadasit’s portfolio includes more than 240 active patent families tied to medical and commercial breakthroughs. For further information, please visit www.hadasit.co.il.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. These forward-looking statements are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS:

Uri Yablonka

Chief Operating Officer

BRAINSTORM CELL THERAPEUTICS INC.

201-488-0460

uri@brainstorm-cell.com

Michael Rice

LifeSci Advisors LLC

mrice@lifesciadvisors.com

**